EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form SB-2 of Titan Global Holdings, Inc. (the "Registration Statement"), of our report dated November 28, 2005, except for Notes 1 and 4 as to which the date is December 31, 2005, relating to our audit of the consolidated financial statements, appearing in the Prospectus, which is a part of this Registration Statement. Our report dated November 28, 2005, except for Notes 1 and 4 as to which the date is December 31, 2005, relating to the consolidated financial statements includes an emphasis paragraph relating to an uncertainty as to the Company's ability to continue as a going concern.

We also consent to the reference to our firm under the caption "Experts" in such Prospectus.

/s/ Wolf & Company, P.C.
Wolf & Company, P.C.
Boston, Massachusetts
March 8, 2007